 Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

February 19, 2010

Notify Technology Corporation
1054 S. De Anza Blvd., Suite 202
San Jose, California  95129

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Notify Technology Corporation, a California corporation (“Notify”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,317,000 shares of Notify Common Stock, $0.001 par value (the “Shares”), reserved for issuance pursuant to the 2008 Equity Incentive Plan (the “2008 Plan”).  As your legal counsel, we have reviewed the actions proposed to be taken by Notify in connection with the issuance and sale of the Shares under the 2008 Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the 2008 Plan and pursuant to the agreements that accompany the 2008 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/Wilson Sonsini Goodrich & Rosati, P.C.